UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – March 23, 2009

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-147828	71-1018770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas	67206
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (316) 676-7111

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced on March 23, 2009 that it has hired Mr. Worth W. Boisture, Jr. (64), as Chairman and President, effective immediately. Mr. Boisture will simultaneously become a Director and Chief Executive Officer of our parent company Hawker Beechcraft, Inc. (“HBI”). Mr. James E. Schuster is retiring from the Company, effective immediately.

The terms of Mr. Boisture’s employment agreement include an annual base salary of $630,000. Effective March 23, 2009, Mr. Boisture will become eligible to participate in the Company’s management incentive plan and receive an annual incentive bonus based upon the achievement of certain individual and Company performance goals determined by the Board of Directors, with a target incentive bonus of 100 % of his annual salary, and a maximum award of 200% of his annual salary. For 2009, Mr. Boisture is guaranteed a minimum $475,000 annual incentive bonus. In addition, the Company has agreed to reimburse Mr. Boisture for the difference between 95% of the average of (i) 2 independent valuations of Mr. Boisture’s home and (ii) the selling price for his home in Savannah, Georgia if such selling price is below 95% of the average of the two valuations.

Mr. Boisture executed a Stock Purchase Agreement, wherein he agreed to purchase 43,750 shares of HBI common stock, such purchase to be made within 20 days of March 23, 2009. A grant of 125,000 Restricted Stock Units was also made to Mr. Boisture on March 23, 2009, with vesting to occur in 20% increments over 5 years, beginning one year from the date of grant, and vesting on each anniversary of the date of grant thereafter. In addition, Mr. Boisture was granted stock options on March 23, 2009. He was granted 621,875 time-vesting options, with vesting to occur in 20% increments over 5 years, beginning one year from the date of grant, and vesting on each anniversary of the date of grant thereafter. Options to purchase 310,938 share of common stock the Company’s Performance-Vesting A and Performance-Vesting B options, respectively were also granted on March 23, 2009. The Performance-Vesting A options vest annually on each anniversary of the date of grant, beginning one year from the date of grant, but become exercisable only in the event there is a Liquidity Event (as defined in the Company’s stock option plan) which results in an 8% Internal Rate of Return (as defined in the Company’s stock option plan) and a Cash on Cash Return of at least 200% (as defined in the stock option agreements). The Performance-Vesting B options vest annually on each anniversary of the date of grant, beginning one year from the date of grant, but become exercisable only in the event there is a Liquidity Event which results in an 8% Internal Rate of Return and a Cash on Cash Return of at least 300%. All restricted stock units and options will become fully vested upon the occurrence of a Transaction (as defined in the Company’s stock option plan).

Upon a termination of employment other than by the Company without Cause or by the Executive for Good Reason (each as defined in the employment agreement) and upon his signing of general release of claims in favor of the Company, Mr. Boisture will be entitled to the sum of one times his base salary plus his target annual bonus for the year of such termination. He will also be entitled to receive a pro-rata portion of any bonus earned for the year of termination based on actual performance results. In addition, upon such termination, the Company will, until the one year anniversary of such termination, pay all applicable premiums under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for Mr. Boisture. Upon any termination of the Executive by the Company without Cause, by the Executive with Good Reason or due to the death or Disability of Mr. Boisture, Mr. Boisture will be entitled to vesting of an additional 20% of the shares subject to his Restricted Stock Units and stock options and the remaining unvested Restricted Stock Units and Options will be forfeited. Mr. Boisture is also subject to non-competition and non-solicitation covenants for the period of his employment and the one year following termination of employment.

Mr. Boisture was President and a partner of Intrepid Aviation Group from 2006 to 2009, and served as President of Net Jets from 2003 to 2006. Prior to 2003, Mr. Boisture served in various roles at Gulfstream Aerospace, including as Executive Vice President from 1994 to 1999 when Gulfstream Aerospace was privately held, and as President of Gulfstream Aerospace and Executive Vice President Aerospace, General Dynamics Corporation, from 1999 to 2003. He also served as President of British Aerospace Corporate Jets from 1991 to 1993, and as Chairman and Chief Executive Officer of Butler Aviation, predecessor to Signature Flight Services, from 1989 to 1991. He is a Trustee of the Falcon Foundation and a member of World Presidents Organization. Mr. Boisture also served as Senior Advisor Aerospace for The Carlyle Group from 2005 to 2009.

Item 9.01.	Financial Statements and Exhibits

The following exhibit is furnished with this report:

Exhibit No.	Description

99.1	Press Release dated March 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By Hawker Beechcraft, Inc., its Sole Member

/s/ Gail E. Lehman
Gail E. Lehman, Vice President, General Counsel and Secretary

Dated: March 24, 2009